Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made as of July 23, 2021, by and among (a) Microvast Holdings, Inc., a Delaware corporation (formerly known as Tuscan Holdings Corp.) (“Parent”), (b) each of the parties listed on Schedule 1 hereto (each, a “Microvast Equity Holder” and collectively, the “Microvast Equity Holders”), (c) the CL Holders (as defined below), (d) Tuscan Holdings Acquisition LLC, Stefan M. Selig, Richard O. Rieger and Amy Butte (each, a “Founder” and collectively, the “Founders”), and (e) EarlyBirdCapital, Inc. (“EarlyBirdCapital”). The Microvast Equity Holders, the CL Holders, the Founders, EarlyBirdCapital and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement are each referred to herein as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, Parent completed its initial public offering of units (“Units”) on March 7, 2019 (the “IPO”), with each Unit consisting of one share of common stock, par value $0.0001 per share, of Parent (the “Common Stock”) and one redeemable warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share (“Warrant”);

WHEREAS, Parent has entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), with TSCN Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (together with any successor thereto upon the consummation of the Merger (as defined below), “Microvast Opco”), pursuant to which Merger Sub merged with and into Microvast Opco (the “Merger”) with Microvast Opco surviving the Merger;

WHEREAS, in connection with the Merger, among other things, Parent changed its name from “Tuscan Holdings Corp.” to “Microvast Holdings, Inc.”;

WHEREAS, pursuant to the Merger Agreement, at the Closing, the Microvast Equity Holders received shares of Common Stock and are entitled to receive their pro rata share, if any, of the Earn Out Shares (collectively, “Merger Shares”);

WHEREAS, Parent has entered into that certain Framework Agreement, dated as of January 29, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Framework Agreement”), with Parent, Microvast Opco, the CL Holders and the other parties party thereto, pursuant to which at the Closing, each of Aurora Sheen Limited, a limited liability company established and existing under the laws of the British Virgin Islands and an Affiliate of the CDH Investors (“CDH SPV”), and Riheng HK Limited (香港日衡有限公司), a limited company established and existing under the laws of Hong Kong and an Affiliate of HHEIP (collectively, the “CL SPVs”) has subscribed for shares of Common Stock and are entitled to receive their pro rata share, if any, of the Earn Out Shares (collectively, the “CL Shares”);

WHEREAS, immediately prior to the Closing of the Merger, (a) the Founders collectively owned 6,840,000 founders’ shares of Common Stock (the “Founders’ Shares”), (b) EarlyBirdCapital owned 300,000 representative shares of Common Stock (“Representative Shares”) and 128,411 Private Units and (c) the Founders owned 558,589 Private Units;

WHEREAS, the Founders’ Shares are held in escrow with Continental Stock Transfer & Trust Company (the “Escrow Agent”) pursuant to a Stock Escrow Agreement dated March 5, 2019, as amended on July 23, 2021 (the “Escrow Agreement”);

WHEREAS, at the closing of the Merger, Parent may issue up to an additional 150,000 Units to the Founders (“Conversion Units”) in exchange for up to $1,500,000 of convertible notes held by the Founders;

WHEREAS, in connection with the IPO, Parent, the Founders and EarlyBirdCapital entered into that certain Registration Rights Agreement, dated as of March 5, 2019 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with this Agreement;

WHEREAS, in connection with the Merger, Parent and the Investors wish to set forth certain understandings between such parties, including with respect to certain rights and obligations associated with the Registrable Securities (as defined below); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Parent, after consultation with outside counsel to Parent, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) Parent has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.5(a).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“CDH Investors” means Ningbo Yuxiang Investment Partnership (Limited Partnership) (宁波昱享投资合伙企业(有限合伙)), a limited partnership established and existing under the laws of the PRC, and Ningbo Dinghui Jiaxuan Investment Partnership (Limited Partnership) (宁波鼎晖嘉暄投资合伙企业(有限合伙)), a limited partnership established and existing under the laws of the PRC.

“CDH SPV” shall have the meaning given in the Recitals.

“CL Holders” means the CDH Investors, the CL SPVs and HHEIP.

“CL Shares” shall have the meaning given in the Recitals.

“CL SPVs” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals.

“Company Sale” shall mean the date on which Parent completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock VWAP” means the daily volume weighted average price (based on such Trading Day) of the Common Stock on the Nasdaq Capital Market (or such other stock market on which the Common Stock shall be trading at the time of such determination), as reported by Bloomberg Financial L.P. using the AQR function.

“Controlled Entity” means, as to any Person, (a) any corporation more than 50% of the outstanding voting stock of which is owned by such Person or such Person’s Immediate Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Immediate Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner, general partner or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold partnership interests representing at least 50% of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager, managing member or investment manager or in which such Person or such Person’s Immediate Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Conversion Units” shall have the meaning given in the Recitals.

“Demand Registration” shall have the meaning given in Section 2.2(d).

“Demanding Holder” shall mean, as applicable, (a) the applicable Investors making a written demand for an Underwritten Offering of Registrable Securities pursuant to Section 2.2 or (b) the applicable Investors making a written demand for a Block Trade pursuant to Section 2.6.

“EarlyBirdCapital” shall have the meaning given in the Preamble.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Escrow Agent” shall have the meaning given in the Recitals.

“Escrow Agreement” shall have the meaning given in the Recitals.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Form S-3” shall have the meaning given in Section 2.4.

“Founders’ Shares” shall have the meaning given in the Recitals.

“Framework Agreement” shall have the meaning given in the Recitals.

“HHEIP” means Hangzhou Heyu Equity Investment Partnership (Limited Partnership) (杭州核煜股权投资合伙企业（有限合伙)), a limited partnership established and existing under the laws of the PRC.

“IFC” means International Finance Corporation.

“Immediate Family Members” means, with respect to any Person, such Person’s spouse, ancestors (whether by blood, marriage or adoption), descendants (whether by blood, marriage or adoption, and including spouses of such descendants), brothers and sisters (whether by blood, marriage or adoption) and any inter vivos or testamentary trusts of which the sole beneficiaries are such Person or any of the foregoing Persons.

“Initial Shelf” shall have the meaning given in Section 2.1.1

“IPO” shall have the meaning given in the Recitals.

“Lock-Up Periods” means the Other Holder Lock-Up Period, Yang Wu Lock-Up Period and the transfer restrictions contained in the Amended Escrow Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger” shall have the meaning given in the Recitals.

“Merger Agreement” shall have the meaning given in the Recitals.

“Merger Shares” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Recitals.

“Microvast Equity Holder” shall have the meaning given in the Preamble.

“Microvast Lock-Up Holders” shall mean the Microvast Equity Holders other than Mr. Wu.

“Microvast Opco” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notice” shall have the meaning given in the Section 6.1.

[1]	Note that Investor was deleted as it is included in the Preamble.

“Other Holder Lock-Up Period” means none of the Microvast Lock-Up Holders or CL Holders may Transfer any Common Stock to any Person other than a Permitted Transferee; provided, that a Microvast Lock-Up Holder or a CL Holder may Transfer all of his, her or its shares of Common Stock (including shares of Common Stock issued pursuant to any Warrant) on or after the date that is the six-month anniversary of this Agreement. Notwithstanding the foregoing, a Microvast Lock-Up Holder or a CL Holder may Transfer any or all of his, her or its shares of Common Stock in connection with a Company Sale.

“Permitted Transferee” means, with respect to an Investor: (a) any Immediate Family Member of such Investor, (b) any Affiliate of such Investor, or (c) any Controlled Entity of such Investor.

“Piggyback Registration” shall have the meaning given in Section 2.3(a).

“Private Units” means the units acquired in private placements that closed simultaneously with the closing of the IPO and the closing of the underwriter’s over-allotment option.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Qualifying Registration Event” means an underwritten public offering of shares of Common Stock (or any shares into which the Common Stock is reclassified or for which the Common Stock is converted, substituted or exchanged) for cash pursuant to a registration statement or registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act with aggregate gross proceeds of at least $50,000,000.00.

“Registrable Securities” means (a) the Founders’ Shares, (b) the Representative Shares, (c) the Merger Shares issued or issuable to Microvast Equity Holders pursuant to the Merger Agreement, (d) the CL Shares issued or issuable to the CL Holders pursuant to the Framework Agreement, (e) the Private Units (including the Common Stock, the warrants and the Common Stock issuable upon the exercise of the warrants included in the Private Units), the Conversion Units (including the Common Stock, the warrants and the Common Stock issuable upon the exercise of the warrants included in the Conversion Units) and (f) any other equity securities of Parent issued or issuable to any Investor with respect to any such shares of Common Stock referred to in clauses (a)-(f) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such Registrable Securities shall have been otherwise transferred to a party unaffiliated with the transferor, new certificates for such Registrable Securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such Registrable Securities shall not require registration under the Securities Act; (iii) such Registrable Securities shall have ceased to be outstanding; (iv) such Registrable Securities are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 of the Securities Act, provided that this clause (iv) shall not apply with respect to Merger Shares held by a Microvast Equity Holder where such Merger Shares represent more than one percent of the then outstanding shares of Common Stock or (v) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration of any Registrable Securities effected by preparing and filing a registration statement or similar document with the Commission in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock is then listed);

(b) fees and expenses of compliance with securities or Blue Sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with Blue Sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for Parent;

(e) reasonable fees and disbursements of all independent registered public accountants of Parent incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities of the Investors in connection with any Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, any amendments (including post-effective amendments) and supplements to such registration statement, all exhibits to such registration statement and all material incorporated by reference in such registration statement.

“Replacement S-3 Shelf” shall have the meaning given in Section 2.1.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors and officers (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

“Representative Shares” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933.

“Suspension Notice” shall have the meaning given in Section 3.4(b).

“Suspension Period” shall have the meaning given in Section 3.4(b).

“Trading Day” means any day on which the Common Stock is actually traded on the Nasdaq Capital Market (or such other stock market on which the Common Stock shall be trading).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Underwriter” means any securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means an offering in which securities of Parent are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Unit” shall have the meaning given in the Recitals.

“Warrant” shall have the meaning given in the Recitals.

“Yang Wu Lock-Up Period” Yang Wu may not Transfer any Common Stock to any Person other than a Permitted Transferee; provided, that Yang Wu may Transfer (a) up to 25% of his shares of Common Stock upon the earlier of (i) the date the Common Stock VWAP equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) over any 20 Trading Days in a 30-consecutive Trading Day period subsequent to the date of this Agreement and (ii) the 12-month anniversary of this Agreement and (b) all of his Common Stock on or after the date that is the two-year anniversary of this Agreement. Notwithstanding the foregoing, Yang Wu may Transfer any or all of his shares of Common Stock in connection with a Company Sale.

Article II
REGISTRATIONS

Section 2.1 Registration Statement. Parent shall, as soon as practicable after the Closing Date, but in any event within 30 days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 of the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) 60 days (or 90 days if the Commission notifies Parent that it will “review” the Registration Statement) after the Closing Date and (b) the fifth Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 of the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. If the initial Registration Statement (the “Initial Shelf”) filed by Parent pursuant to this Section 2.1 is on Form S-1, upon Parent becoming eligible to register the Registrable Securities for resale by the Investors on Form S-3, Parent shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. Parent shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Investors until all such Registrable Securities have ceased to be Registrable Securities. If at any time a Registration Statement filed pursuant to this Section 2.1 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Investors, Investor(s) may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and Parent shall use its reasonable best efforts to file with the Commission following receipt of any such demand one or more Registration Statements with respect to all such Registrable Securities and to cause such Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three Business Days of such date, Parent shall notify the Investors of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.2 Underwritten Offering.

(a) In the event that any Investor elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then Parent shall, upon the written demand of one or more Demanding Holders, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Parent that is reasonably acceptable to the Demanding Holders, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, Parent shall give prompt written notice to each other Investor regarding such proposed Underwritten Offering, and such notice shall offer such Investors the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Investor may request. Each such Investor shall make such request in writing to Parent within five Business Days after the receipt of any such notice from Parent, which request shall specify the number of Registrable Securities intended to be disposed of by such Investor. Each Investor proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Parent and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Common Stock or other equity securities that Parent or any other Investor desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors (pro rata, based on the respective number of Registrable Securities that each such Investor has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), the shares of Common Stock held by persons or entities that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), clause (ii), or clause (iii), shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.2, unless (i) such Demanding Holder reimburses Parent for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering) or (ii) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d).

(d) Under no circumstances shall Parent be obligated to effect more three Registrations pursuant to a request by a Demanding Holder under Section 2.2 hereof (each a “Demand Registration”), with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration have been sold pursuant to such Registration Statement. Each Demand Registration requested by a Demanding Holder for purposes of this Agreement must represent a Qualifying Registration Event.

Section 2.3 Piggyback Registration.

(a) If at any time Parent proposes to file a Registration Statement under the Securities Act with respect to equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Parent (or by Parent and by the stockholders of Parent including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Parent’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Parent, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Parent shall give written notice of such proposed filing to all of the Investors of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Investors the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Investors within three Business Days after the delivery of any such notice by Parent) (such Registration a “Piggyback Registration”); provided, however, that if Parent has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Investors will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Parent shall not be required to offer such opportunity to the Investors or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Investors shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), Parent shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Investors pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from an Investor is received within the specified time, each such Investor shall have no further right to participate in such Underwritten Offering. All such Investors proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Parent.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Parent and the Investors of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that Parent desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Investors of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for Parent’s account, Parent shall include in any such Registration (A) first, shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Investor has requested be included in such Registration; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Investors, then Parent shall include in any such Registration (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Investors of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Investors exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof which can be sold without exceeding the Maximum Number of Securities, allocated pro rata based on the respective number of Registrable Securities that each such Investor has requested be included in such Registration; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that Parent is obligated to register pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Investor that indicated an intention to sell Registrable Securities under this Section 2.3 shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. Parent (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 shall not be counted as a Registration effected under Section 2.2.

Section 2.4 Registrations on Form S-3. The holders of Registrable Securities may at any time, and from time to time, request in writing that Parent, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that Parent shall not be obligated to effect such request through an Underwritten Offering. Within five days of Parent’s receipt of a written request from a holder of Registrable Securities for a Registration on Form S-3, Parent shall promptly give written notice of the proposed Registration on Form S-3 to all other holders of Registrable Securities, and each holder of Registrable Securities who thereafter wishes to include all or a portion of such holder’s Registrable Securities in such Registration on Form S-3 shall so notify Parent, in writing, within ten days after the receipt by the Investor of the notice from Parent. As soon as practicable thereafter, but not more than 20 days after Parent’s initial receipt of such written request for a Registration on Form S-3, Parent shall register all or such portion of such Investor’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Investor or Investors joining in such request as are specified in the written notification given by such Investor or Investors; provided, however, that Parent shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering or (ii) the Investors of Registrable Securities, together with the Investors of any other equity securities of Parent entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $15,000,000.

Section 2.5 Block Trades.

(a) Notwithstanding any other provision of this Section 2.5, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (i) $20,000,000 or (ii) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify Parent of the Block Trade at least five business days prior to the day such offering is to commence and Parent shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with Parent and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a withdrawal notice to Parent and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

Article III
PARENT PROCEDURES

Section 3.1 General Procedures. Parent shall use its reasonable best efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Parent shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Investors of Registrable Securities included in such Registration, and to one legal counsel selected by the Investors, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Investors of Registrable Securities included in such Registration or the legal counsel selected by such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors;

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Parent shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

(f)   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each holder registering shares for sale in the Registration Statement within two Business Days: (i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the holder of such events, provide the holder with any material, nonpublic information regarding Parent other than to the extent that providing notice to the holder of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(h) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(i) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(j) notify the Investors at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(k) permit a Representative of the Investors or of any Underwriter, if any, to participate, at each such person’s own expense (except to the extent any expenses of an Investor’s Representative constitute Registration Expenses), in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such Representative in connection with the Registration; provided, however, that if any such Representative is not otherwise subject to confidentiality obligations, such Representative will enter into a confidentiality agreement, if requested by Parent, in form and substance reasonably satisfactory to Parent, prior to the release or disclosure of any such information;

(l) obtain a “cold comfort” letter from Parent’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(m) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing Parent for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(n) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by Parent with the managing Underwriter of such offering;

(o) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least 12 months beginning with the first day of Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(p) if the Registration involves an Underwritten Offering, use its reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(q) at its sole expense, upon appropriate notice from the Investor stating that Shares have been sold or transferred pursuant to an effective Registration Statement, timely prepare and deliver certificates or evidence of book-entry positions representing the Shares to be delivered to a transferee pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as the Investor may request. Further, Parent shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to (a) issue to the transfer agent and maintain a “blanket” legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective resale registration statement by the holder thereof named in such resale registration statement, upon receipt of an appropriate broker representation letter and other such documentation as Parent’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (b) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Investor; provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Shares pursuant to clause (a) or (b) above, Parent shall use its commercially reasonable efforts to cause Parent’s transfer agent to remove any such applicable restrictive legends in connection with such sale or transfer within two business days of such request; and

(r) otherwise, in good faith, take such customary actions reasonably necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Parent. Investors selling Registrable Securities shall bear all incremental selling expenses relating to the sale of such Registrable Securities, such as Underwriters’ commissions and discounts and brokerage fees.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Parent hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Blackout Period; Adverse Disclosure.

(a) Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Investors shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Parent that the use of the Prospectus may be resumed.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled, by providing written notice (a “Suspension Notice”) to the Investors, to delay the filing or effectiveness of a Registration Statement or require the Investors to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for the shortest period of time not to exceed 30 days (a “Suspension Period”) if the filing, effectiveness or use of any Registration Statement would require Parent to make an Adverse Disclosure, the Investor shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) Parent agrees to promptly notify in writing the Investor, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Investor, Parent shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If Parent notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Offering requested pursuant to Section 2.2, (x) the Demanding Holders may by notice to Parent withdraw such request without such request counting as a demand under Section 2.2(d) and without being obligated to reimburse Parent for any Registration Expenses in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent may delay the filing or effectiveness of a Registration Statement or require the Investors to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: if, in the good faith determination of Parent, it is not feasible for Parent to proceed with the registration or offering because (i) audited financial statements of Parent or (ii) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by Parent, and any delay or suspension shall be treated as a Suspension Period hereunder, which shall be subject to, and shall count against, the time periods in Section 3.4(b) and be subject to Section 3.4(d); provided that, with respect to clause (ii), Parent shall use its reasonable best efforts to prepare or obtain the relevant financial statements as quickly as reasonably practicable.

Section 3.5 Reporting Obligations. As long as any Investor shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonably efforts to:

(a) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings (the delivery of which will be satisfied by Parent’s filing of such reports on the Commission’s EDGAR system); and

(c) Parent further covenants that it shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell shares of Common Stock held by such Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 of the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

Section 3.6 Removal of Legend. In connection with a sale of Registrable Securities by an Investor in reliance on Rule 144 of the Securities Act, the Investor or its broker shall deliver to the transfer agent and Parent a broker representation letter providing to the transfer agent and Parent any information Parent deems necessary to determine that the sale of the Registrable Securities is made in compliance with Rule 144 of the Securities Act. Upon receipt of such representation letter, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend on the Investor’s certificate or in the book entry account maintained by the transfer agent, and Parent shall bear all costs associated therewith. At such time as the Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act or an exemption therefrom, if the book entry account or certificate for such Registrable Securities still bears any notation of restrictive legend, Parent agrees, upon request of the Investor or permitted assignee, to take all steps necessary to promptly effect the removal of any restrictive legend from the Registrable Securities, and Parent shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Investor or its permitted assigns provide to Parent any information Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) Parent agrees to indemnify, to the extent permitted by law, each Investor, its officers and directors and each person who controls such Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information furnished in writing to Parent by such Investor expressly for use therein or (ii) use of a Prospectus by such Investor notwithstanding that Parent had previously informed such Investor in writing to discontinue use of such Prospectus. Parent shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of an Investor.

(b) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Parent, its directors and officers and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Investor expressly for use therein or (ii) such Investor used a Prospectus notwithstanding that Parent had previously informed such Investor in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Investors of Registrable Securities, and the liability of each such Investor shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Securities pursuant to such Registration Statement. The Investors of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Parent.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Parent and each Investor participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Parent’s or such Investor’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Investor under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Investor in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

(f) The rights and obligations under this Article IV with respect to an Investor shall survive any disposition of such Investor’s Registrable Securities.

Article V

Section 5.1 Transfer Restrictions.

(a) Each Founder shall be subject to the transfer restrictions provided in Section 3.2 of the Escrow Agreement with respect to his, her or its Founders’ Shares.

(b) Yang Wu agrees that he shall not Transfer any shares of Common Stock to any Person other than a Permitted Transferee until the expiration of the Yang Wu Lock-Up Period.

(c) Each Other Holder agrees that he, she or it shall not Transfer any shares of Common Stock to any Person other than a Permitted Transferee until the expiration of the Other Holder Lock-Up Period.

Article VI
MISCELLANEOUS

Section 6.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 6.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following Parties at the following addresses and, with respect to the Parties not set forth below, the address of such Parties set forth in Parent’s books and records (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.1):

Notices to Parent: Microvast Holdings, Inc. 12603 Southwest Freeway, Suite 210 Stafford, Texas 77477 Attention: Yang Wu Email: wuyang@microvast.com with copies to (which shall not constitute notice):

Shearman & Sterling LLP
2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Attention: Paul Strecker

Alain Dermarkar

Email: Paul.Strecker@Shearman.com

Alain.Dermarkar@Shearman.com

Notices to the Founders c/o Tuscan Holdings Acquisition LLC 135 E. 57th Street, 18th Floor New York NY 10022 Attention: Stephen A. Vogel Telephone: (646) 948-7100	with a copy to (which shall not constitute notice): Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, FL 33131 Attention: Alan Annex Email: AnnexA@gtlaw.com

Section 6.2 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of Parent hereunder may not be assigned or delegated by Parent in whole or in part.

(b) This Agreement and the rights, duties and obligations of any Investor hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any Transfer of Registrable Securities by any such Investor, subject to compliance with the Lock-Up Periods and Section 6.2(e) below. During any Lock-Up Period, an Investor subject to such Lock-Up Period may assign its rights to a Permitted Transferee.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Investors.

(d) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Parent unless and until Parent shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith, may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may deliver signed counterparts of this Agreement to the other parties hereto by means of facsimile or portable document format (.PDF) signature.

Section 6.4 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b) EXCEPT FOR IFC, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HERETO HEREBY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION HEREWITH. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

(d) Each of the parties hereby acknowledges that IFC shall be entitled, under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each of the parties hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury. The parties acknowledge and agree that no provision of this Agreement, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law.

Section 6.5 Specific Performance. Subject to the provisions of Section 6.4(d), each party hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each party hereto acknowledges and agrees that each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement. Each party hereto agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto acknowledges and agrees that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.5 shall not be required to provide any bond or other security in connection with any such injunction.

Section 6.6 Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. The Founders, EarlyBirdCapital and Parent agree that the Original RRA is hereby terminated. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist among the parties hereto, except as expressly set forth in this Agreement.

Section 6.9 Amendments and Modifications. Upon the written consent of Parent and the Investors holding at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Investor, solely in its capacity as a holder of the shares of capital stock of Parent, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor (or holders of least a majority in interest of the Registrable Securities of the group of Investors) so affected; provided, further, that any amendment hereto or waiver hereof that adversely affects the Investors generally in their capacity as holders of shares of capital stock of Parent shall require the consent of any Investor that still holds Registrable Securities at the time in question that also held, prior to the Closing, more than 10% of the issued and outstanding shares of Company Capital Stock. No course of dealing between any Investor or Parent and any other party hereto or any failure or delay on the part of an Investor or Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Other Registration Rights. Parent represents and warrants that, except with respect to registration rights granted pursuant to subscription agreements entered into in connection with the Merger, no person, other than a holder of Registrable Securities has any right to require Parent to register any securities of Parent for sale or to include such securities of Parent in any Registration filed by Parent for the sale of securities for its own account or for the account of any other person. Further, Parent represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 6.11 Term. This Agreement shall terminate upon the date as of which no Investors (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Parent shall not, without the prior written consent of Yang Wu, for so long as he owns Registrable Securities representing or exchangeable for at least 10% of Parent’s outstanding shares of Common Stock, enter into any agreement with any holder or prospective holder of any securities of Parent giving such holder or prospective holder any registration rights the terms of which (a) are equivalent to or more favorable than the registration rights granted to the Investors hereunder, or (b) would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless such rights are subordinate to those of the Investors.

Section 6.13 No Recourse. Notwithstanding any provision of this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the parties under and to the extent provided under Section 6.5, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement), no past, present or future Representative of any named party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

Section 6.14 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by Parent, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

PARENT:

MICROVAST HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

FOUNDERS:

TUSCAN HOLDINGS ACQUISITION LLC

By:
Stephen A. Vogel, Managing Member

EARLYBIRDCAPITAL, INC.

By:
Stephen Levine, CEO

STEFAN M. SELIG

RICHARD O. RIEGER

AMY BUTTE

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

[MICROVAST EQUITY HOLDER]

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE I

TABLE OF MICROVAST EQUITY HOLDERS AND NUMBER OF SHARES

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
Yang Wu	530,582	0
Diaokun Xiao	32,123	0
Wei Li	32,123	0
Xiaoping Zhou	13,742	0
Guoyou Deng	7,843	0
Yanzhuan Zheng	1,953	0
Wenjuan Mattis	1,238	0
Huzhou HongLi Investment Management Limited Liability Partnership	9,903	0
Huzhou HongYuan Investment Management Limited Liability Partnership	8,373	0
Huzhou HongYi Investment Management Limited Liability Partnership	13,033	0
Huzhou OuHong Investment Management Limited Liability Partnership	9,792	0
Huzhou HongCai Investment Management Limited Liability Partnership	6,960	0
Huzhou HongJia Investment Management Limited Liability Partnership	2,067	0
Bruce Raben	817	0
Michael Todd Boyd	650	0
IFC	0	146,647
Ashmore Funds 4, 5 and Special Purpose Fund	0	146,648
Evergreen Ever Limited	0	139,186

Schedule I to Registration Rights Agreement

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among Microvast Holdings, Inc., a Delaware corporation (the “Parent”), and the other person named as parties therein.

By executing and delivering this Joinder to the Parent, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as an Investor in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Investor

Print Name of Investor

Address:

Agreed and Accepted as of:

MICROVAST HOLDINGS, INC.
By:
Title:

Exhibit A to Registration Rights Agreement